SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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ENERGY TRANSFER PARTNERS, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LOGO FOR ENERGY TRANSFER PARTNERS, L.P.]
2838 Woodside Street
Dallas, Texas 75204

_____________ ___, 2004

To our common unitholders:

     You are cordially invited to attend a special meeting of the common unitholders of Energy Transfer Partners, L.P. to be held at the Melrose Hotel, 3015 Oak Lawn Avenue, ___Floor, Room ___, Dallas, Texas 75219 on _______________ ___, 2004, at ___a.m. local time. The Board of Directors of U.S. Propane, L.L.C., the general partner of U.S. Propane, L.P., our general partner, has called the special meeting. At this important meeting, you will be asked to consider and vote upon the following matters:

1.	A proposal to approve (a) a change in the terms of our class D units to provide that each class D unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion (the “Listing Proposal”). Upon approval of this proposal, all 7,721,542 outstanding class D units will convert into 7,721,542 common units upon the request of the holder of the class D units.

2.	A proposal to approve (a) a change in the terms of our special units to provide that each special unit is convertible into one of our common units upon the Bossier Pipeline becoming commercially operational and (b) the issuance of additional common units upon the Bossier Pipeline becoming commercially operational (the “Special Unit Proposal”). Upon approval of this proposal, and upon the Bossier Pipeline becoming commercially operational, all 3,742,515 outstanding special units will convert into 3,742,515 common units upon the request of the holder of the special units.

3.	A proposal to approve the terms of our 2004 Unit Plan, which provides for awards of common units or other rights to our employees, officers and directors (the “Unit Plan Proposal”).

     The board of directors of our general partner unanimously recommends that the common unitholders approve all three proposals.

     We are submitting the Listing Proposal and the Special Unit Proposal to you as a result of a series of transactions in January 2004 in which La Grange Energy, L.P. acquired all of the interests of U.S. Propane, L.P., our general partner, and U.S. Propane, L.L.C. from their former owners (the “General Partner Transaction”), and contributed all of its midstream natural gas operations, as conducted through La Grange Energy’s subsidiaries under the name Energy Transfer Company, to our partnership (the “Energy Transfer Transaction”).

     In connection with the Energy Transfer Transaction, La Grange Energy contributed all of its interests in its subsidiaries, including La Grange Acquisition, L.P., to our partnership in exchange for cash and the issuance of 15,883,234 of our partnership units, consisting of 4,419,177 common units, 7,721,542 class D units and 3,742,515 special units. We chose to issue some of the units as class D units because to issue more than 4,419,177 common units would have required a common unitholder vote under the rules of the New York Stock Exchange and delayed completion of the transactions with La Grange Energy to the possible detriment of our partnership. The time required to obtain a common unitholder vote before closing could have placed our acquisition of Energy Transfer Company’s midstream operations at risk to competing bidders and would also have delayed our ability to increase the quarterly distribution. In addition, because the partnership wanted to obtain the benefits expected to be received upon completion of the Bossier Pipeline without incurring the burden of paying distributions on units issued in exchange for the Bossier Pipeline and the contracts relating to its operation until the Bossier Pipeline was able to contribute cash flow to the partnership, we issued special units which will not convert to common units and will not be eligible to receive quarterly distributions until the Bossier Pipeline becomes commercially operational. The owners of La Grange Energy agreed to take class D units in lieu of common units and agreed to take special units for the Bossier Pipeline, provided we would ask our common unitholders to approve the conversion of those class D units and special units into common units at a later date. We are now asking you to approve this conversion.

     In addition, we are also asking you to approve the 2004 Unit Plan, which was previously approved and adopted by our Board of Directors, subject to unitholder approval.

     Your vote is important. Even if you plan to attend the special meeting, we urge you to mark, sign and date the enclosed proxy card and return it promptly. You will retain the option to revoke it at any time before the vote, or to vote your common units personally if you attend the special meeting. For the Listing Proposal to be approved, it must have the support of a majority of the common units voted at the special meeting. Although the class D units are eligible to vote for the Listing Proposal, they may vote only in the same proportion to the votes cast by the holders of common units. The class D unitholders have already unanimously approved the Listing Proposal. For the Special Unit Proposal to be approved, it must have the support of a majority of the common units voted at the special meeting. The holders of class D units and special units may vote in favor of the Special Unit Proposal in the same proportion to the votes cast by the holders of common units. The holders of the class D units and special units have already unanimously approved the Special Unit Proposal. For the Unit Plan Proposal to be approved, it must have the support of a majority of the common units and class D units, the only units entitled to vote for such proposal, voted at the special meeting.

     We urge you to review carefully the attached proxy statement, which contains a detailed description of the proposals to be voted upon at the special meeting.

Sincerely,

Ray C. Davis
Co-Chairman and Co-Chief Executive Officer
U.S. Propane, L.L.C.

Kelcy L. Warren
Co-Chairman and Co-Chief Executive Officer
U.S. Propane, L.L.C.

ENERGY TRANSFER PARTNERS, L.P.
2838 Woodside Street
Dallas, Texas 75204

NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS
To Be Held On ____________ ___, 2004

To our common unitholders:

     A special meeting of our common unitholders will be held at the Melrose Hotel, 3015 Oak Lawn Avenue, ___Floor, Room ___, Dallas, Texas 75219 on ____________ ___, 2004, at ___a.m. local time for the following purposes:

1.	To consider and vote upon a proposal to approve (a) a change in the terms of our class D units to provide that each class D unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion.

2.	To consider and vote upon a proposal to approve (a) a change in the terms of our special units to provide that each special unit is convertible into one of our common units upon the Bossier Pipeline becoming commercially operational and (b) the issuance of additional common units upon the Bossier Pipeline becoming commercially operational.

3.	To consider and vote upon a proposal to approve the terms of our 2004 Unit Plan, which provides for awards of common units or other rights to our employees, officers and directors.

     We have set the close of business on ____________ ___, 2004 as the record date for determining which common unitholders are entitled to receive notice of and to vote at the special meeting. A list of common unitholders entitled to vote is on file at our offices located at 2838 Woodside Street , Dallas, Texas 75204, and will be available for inspection by any common unitholder during the meeting.

     YOUR VOTE IS IMPORTANT. If you cannot attend the special meeting, you may vote by mailing the proxy card in the enclosed postage-prepaid envelope. Any common unitholder attending the meeting may vote in person, even though he or she already has returned a proxy card.

BY ORDER OF THE BOARD OF DIRECTORS
OF U.S. PROPANE, L.L.C., the general partner of
U.S. PROPANE, L.P.

Robert A. Burk
Secretary
U.S. Propane, L.L.C.

Dallas, Texas

_____________ ______, 2004

ENERGY TRANSFER PARTNERS, L.P.
2838 Woodside Street
Dallas, Texas 75204

PROXY STATEMENT

SPECIAL MEETING OF COMMON UNITHOLDERS
________ ___, 2004

     This proxy statement contains information related to the special meeting of common unitholders of Energy Transfer Partners, L.P. (“Energy Transfer”) and any postponements or adjournments thereof. This proxy statement and the accompanying form of proxy is first being mailed to Energy Transfer’s common unitholders and the holders of any other units entitled to vote on or about ________ ___, 2004.

QUESTIONS AND ANSWERS

     The following is qualified in its entirety by the more detailed information contained in or incorporated by reference in this proxy statement. Common unitholders are urged to read carefully this proxy statement in its entirety. FOR ADDITIONAL COPIES OF THIS PROXY STATEMENT OR PROXY CARDS OR IF YOU HAVE ANY QUESTIONS ABOUT THE SPECIAL MEETING, CONTACT INNISFREE M&A INCORPORATED AT 1-888-750-5834 OR 501 Madison Avenue, 20th Floor, New York, New York 10022.

Q:	WHO IS SOLICITING MY PROXY?

A:	U.S. Propane, L.P. (“U.S. Propane”), our general partner, is sending you this proxy statement in connection with its solicitation of proxies for use at our special meeting of common unitholders. Certain directors, officers and employees of U.S. Propane, L.L.C., the general partner of U.S. Propane, and Innisfree M&A Incorporated (a proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or in person.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:	The special meeting will be held on ________ ___, 2004 at ___a.m. local time at the Melrose Hotel, 3015 Oak Lawn Avenue, ___Floor, Room ___, Dallas, Texas 75219.

Q:	WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

A:	At the special meeting, our common unitholders will act upon the following three proposals:

•	A proposal to approve (a) a change in the terms of our class D units to provide that each class D unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion (the “Listing Proposal”). Upon approval of this proposal, all 7,721,542 outstanding class D units will convert into 7,721,542 common units upon the request of the holder of the class D units.

•	A proposal to approve (a) a change in the terms of our special units to provide that each special unit is convertible into one of our common units upon the Bossier Pipeline becoming commercially operational and (b) the issuance of additional common units upon the Bossier Pipeline becoming commercially operational (the “Special Unit Proposal”). Upon approval of this proposal, and upon the Bossier Pipeline becoming commercially operational, all 3,742,515 outstanding special units will convert into 3,742,515 common units upon the request of the holder of the special units.

•	A proposal to approve the terms of our 2004 Unit Plan, which provides for awards of common units or other rights to our employees, officers and directors (the “Unit Plan Proposal”).

Q:	WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:	All common unitholders who owned our common units at the close of business on the record date, ________ ___, 2004, are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting. The holders of our class D units and special units on the record date, ________ ___, 2004, are entitled to receive notice of the special meeting. The holders of our class D units are entitled to vote the class D units that they held on the record date for the Unit Plan Proposal and may vote in the same proportion to the votes cast by the common unitholders with respect to the Listing Proposal and the Special Unit Proposal. The holders of our special units are entitled to vote the special units that they held on the record date in the same proportion to the votes cast by the common unitholders for the Special Unit Proposal.

Q:	HOW DO I VOTE?

A:	Just mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your common units may be represented at the special meeting. You may also attend the special meeting and vote your common units in person. Even if you plan to attend the special meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card in advance of the special meeting.

Q:	WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A:	To change your vote after you have submitted your proxy card, send in a later-dated, signed proxy card to us or attend the special meeting and vote in person. You may also revoke your proxy by sending in a notice of revocation to us at the address set forth in the notice. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy.

Q:	IF MY COMMON UNITS ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY COMMON UNITS FOR ME?

A:	Your broker will not vote your common units unless you provide instructions on how to vote. You should instruct your broker how to vote your common units upon receipt of your broker’s request for voting instructions. Without your instructions, your common units will not be voted.

Q:	WHAT IS THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE PARTNERSHIP’S GENERAL PARTNER?

A:	The Board of Directors of the General Partner recommends that you vote FOR the Listing Proposal, FOR the Special Unit Proposal, and FOR the Unit Plan Proposal.

Q:	WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

A:	Each of the Listing Proposal and the Special Unit Proposal requires the approval of a majority of the units entitled to be voted at the special meeting, provided that the total votes cast by the common unitholders for each of the Listing Proposal and the Special Unit Proposal represents a majority of the common units entitled to vote. The Unit Plan requires the approval of a majority of the units entitled to vote and outstanding as of the record date, voting as a single class. A properly executed proxy submitted without instructions how to vote will be voted (except to the extent that the authority to vote has been withheld) FOR the Listing Proposal, FOR the Special Unit Proposal and FOR the Unit Plan Proposal. A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. None of the Listing Proposal, the Special Unit Proposal or the Unit Plan Proposal is conditioned on the approval of any other proposal.

The owner of our general partner, La Grange Energy, L.P., holds 4,419,177 of our common units, constituting 15.8% of our outstanding common units and holds all 7,721,542 outstanding class D units. La

Grange Energy has stated its intention to vote all of their common units and class D units (i) in favor of both the Listing Proposal and the Special Unit Proposal, which will be voted in the same proportion as the votes cast by the common unitholders with respect to such proposals, and (ii) in favor of the Unit Plan Proposal. Because these votes are not sufficient to approve any of the proposals, we encourage you to take part in the decision process by voting by proxy or at the special meeting.

Q:	WHAT HAPPENS IF THE LISTING PROPOSAL IS APPROVED?

A:	Each outstanding class D unit will convert upon the request of the holder into one common unit upon approval of the proposal and those new common units will be listed on the New York Stock Exchange.

Q:	WHAT HAPPENS IF THE LISTING PROPOSAL IS NOT APPROVED?

A:	The class D units are currently entitled to receive the minimum quarterly distribution of $0.50 per quarter only after the minimum quarterly distribution has been paid on the common units. The class D units and the common units share in any distributions over $0.50 per quarter. If the Listing Proposal is not approved by July 20, 2004, the class D units will be entitled to receive 115% of the amount of distributions paid to the common units, with the class D units having the same order of priority as that of common units. This increased distribution on the class D units will reduce the amount of cash available to be distributed to the common unitholders. At the current distribution level, this amount is approximately $4.3 million per year, including the general partner portion. The class D units will not convert into common units unless the conversion is approved by the common unitholders or there is a change in the rules of the New York Stock Exchange allowing such conversion without the approval of the common unitholders.

Q:	WHAT HAPPENS IF THE SPECIAL UNIT PROPOSAL IS APPROVED?

A:	Each outstanding special unit will be entitled to convert upon the request of the holder into one common unit upon approval of the proposal and upon the Bossier Pipeline becoming commercially operational. The special units were issued in connection with the partnership’s acquisition of the Bossier Pipeline, an asset held by one of the subsidiaries acquired in the Energy Transfer Transaction. At the time of the Energy Transfer Transaction, the Bossier Pipeline was a planned project in the east Texas gas producing region to expand Energy Transfer Company’s pipeline transportation capabilities. Although significant preliminary work had been completed, actual construction had not begun at the time of the Energy Transfer Transaction. However, Energy Transfer Company had received commitments under separate contracts with three companies to transport natural gas through the Bossier Pipeline (the “Bossier Contracts”). The Bossier Contracts contain certain provisions providing for the right to receive payment upon the Bossier Pipeline becoming “commercially operational.” On the date following the day the partnership qualifies to receive the payments under the Bossier Contracts, a holder of special units may request that each special unit be converted into one common unit and those new common units will be listed on the New York Stock Exchange.

Q:	WHAT HAPPENS IF THE SPECIAL UNIT PROPOSAL IS NOT APPROVED?

A:	The special units are currently not entitled to receive quarterly distributions. If the Special Unit Proposal is not approved prior to the time that the Bossier Pipeline becomes commercially operational, which is the time that the special units shall qualify for conversion and be entitled to receive quarterly distributions, the special units will be entitled to receive 115% of the amount of distributions paid to the common units, with the special units having the same order of priority as that of common units. This increased distribution on the special units will reduce the amount of cash available to be distributed to the common unitholders. At the current distribution level, this amount is approximately $2.1 million per year, including the general partner portion. The special units will not convert into common units unless the conversion is approved by the common unitholders or there is a change in the rules of the New York Stock Exchange allowing such conversion without the approval of the common unitholders, and the Bossier Pipeline becomes commercially operational.

Q:	WHAT HAPPENS IF THE BOSSIER PIPELINE DOES NOT BECOME COMMERCIALLY OPERATIONAL BY DECEMBER 1, 2004?

A:	One of the Bossier Contracts contains a provision that entitles the counterparty to exercise certain rights to acquire the Bossier Pipeline in the event the Bossier Pipeline does not become commercially operational by December 1, 2004. In the event the Bossier Pipeline does not become commercially operational by December 1, 2004 and such rights to acquire the Bossier Pipeline are exercised, the special units shall no longer be considered to be outstanding and shall not have any of the rights afforded to any other partnership units, except that any funds received by the partnership that exceeds the capital expenditures incurred and paid by the partnership shall be allocated and paid to the holders of special units pro rata.

Q:	WHAT HAPPENS IF THE UNIT PLAN PROPOSAL IS APPROVED?

A:	The partnership’s 2004 Unit Plan shall be available for use by the partnership to reward and incentivize the partnership’s employees, officers and directors for their contributions to the partnership. The 2004 Unit Plan will be administered under the direction of the Compensation Committee of the Board of Directors of our general partner.

Q:	WHAT HAPPENS IF THE UNIT PLAN PROPOSAL IS NOT APPROVED?

A:	Because our previous plan, the Second Amended and Restated Restricted Unit Plan, has less than 13,000 units available for future issuance and because the rules of the New York Stock Exchange require unitholder approval of all equity compensation plans, we will not have the ability to issue partnership interests to our employees, officers and directors as a form of compensation. We believe that equity ownership of partnership interests by our employees, officers and directors significantly impacts performance and aligns the interests of our employees and management with the interests of our common unitholders and our financial success. Additionally, equity ownership of our partnership interests encourages employees to remain with and devote their best efforts to our business.

ENERGY TRANSFER PARTNERS, L.P.

Who We Are

     We are one of the ten largest publicly traded master limited partnerships in the United States. We are engaged in the natural gas midstream business through our operating subsidiary, La Grange Acquisition, L.P., and a retail marketer of propane in the United States through our operating subsidiary, Heritage Operating, L.P. We are a publicly traded Delaware limited partnership formed in conjunction with our initial public offering as Heritage Propane Partners, L.P. in June of 1996. Following the completion of our transaction in January 2004, in which we combined the retail propane operations of Heritage Propane Partners with the natural gas midstream operations of Energy Transfer Company, we changed our name to Energy Transfer Partners, L.P.

     Through La Grange Acquisition, a Texas limited partnership formed in October 2002, our midstream operations are conducted under the name Energy Transfer Company. Energy Transfer Company’s operations are concentrated in the Austin Chalk trend of southeast Texas, the Anadarko Basin of western Oklahoma and the Permian Basin of west Texas. Through our ownership of the Energy Transfer Company operations, we own or have an interest in approximately 4,500 miles of natural gas gathering and transportation pipelines, three natural gas processing plants connected to our gathering systems and seven natural gas treating facilities.

     Our Energy Transfer Company operations are divided into two business segments, consisting of the midstream segment and the transportation segment. The midstream segment operations are conducted primarily in the Southeast Texas System and the Elk City System, and focus on the gathering of natural gas from over 1,400 producing wells, the compression of natural gas to facilitate its flow through Energy Transfer’s gathering systems, the treating of natural gas to remove impurities to ensure that the natural gas meets pipeline quality specifications, the processing of natural gas to extract natural gas liquids, and the marketing of natural gas and natural gas liquids to third parties. Our transportation segment focuses on the transportation of natural gas through the Oasis Pipeline, a 583 mile natural gas pipeline that directly connects the Waha Hub, a major natural gas market center located in the Permian Basin of west Texas to the Katy Hub, a major natural gas market center near Houston, Texas.

     Through Heritage Operating, we are the fourth largest retail propane marketer in the United States, serving more than 650,000 customers from over 300 customer service locations in 31 states. Our propane operations extend from coast to coast, with concentrations in the western, upper midwestern, northeastern and southeastern regions of the United States. Volumes of propane sold to retail customers have increased steadily from 63.2 million gallons for the fiscal year ended August 31, 1992, to 375.9 million gallons for the fiscal year ended August 31, 2003.

Our Business Strategy

     Our goal is to increase unitholder distributions and the value of our common units. We believe we have engaged, and will continue to engage, in a well-balanced plan for growth through acquisitions and through measures aimed at increasing the profitability of our existing assets.

     We intend to operate as a diversified, growth-oriented master limited partnership with a focus on increasing the amount of cash available for distribution on each common unit. We believe that by pursuing independent operating and growth strategies for our midstream natural gas and propane businesses, we will be best positioned to achieve our objectives. We believe that our size will allow us to participate in growth opportunities through strategic acquisitions of midstream assets in our current areas of operation, as well as expansion in other regions with significant natural gas reserves and high levels of drilling activity or with a growing demand for natural gas. We believe that the fragmented nature of the propane industry will continue to offer opportunities for growth of our propane operations through acquisitions in our existing areas of operation, and core acquisitions in other regions with higher than average population growth in which we currently do not have operations. We believe that our ability to enhance the profitability of our current midstream asset base by adding new volumes of natural gas, increasing fee based revenues, reducing operating costs and constructing and expanding our current systems will help to increase cash flow from our midstream business. By focusing on controlling or reducing costs, capitalizing on our geographically diverse propane operations and pursuing growth opportunities, we believe we will enhance the profitability of our propane operations.

THE TRANSACTION WITH LA GRANGE ENERGY

     On January 20, 2004, we completed the Energy Transfer transactions. As a part of the transactions, La Grange Energy, L.P. purchased all of the partnership interests of our general partner, U.S. Propane, L.P., and all of the member interests of U.S. Propane, L.L.C., the general partner of U.S. Propane, L.P. from subsidiaries of AGL Resources, Inc., Atmos Energy Corporation, TECO Energy, Inc. and Piedmont Natural Gas Company, Inc., for $30 million. Simultaneously, La Grange Energy contributed all of its interest in La Grange Acquisition, L.P. and its subsidiaries making up Energy Transfer Company and certain related assets in exchange for $300 million in cash less the amount of the Energy Transfer Company debt in excess of $151.5 million, less Energy Transfer Company’s accounts payable and other specified liabilities, plus agreed upon capital expenditures paid by Energy Transfer Company prior to closing, the repayment of the Energy Transfer Company debt, the issuance of 4,419,177 of our common units and 7,721,542 class D units, with a value of approximately $433.9 million, and the issuance of 3,742,515 special units, with a value of approximately $133.8 million. The purchase price and the issuance price for the common units were approved by an independent committee of the board of directors of our general partner, U.S. Propane. The issuance price for all of the units issued to La Grange Energy was $33.40 per unit under a formula based on the average closing price of the common units on the New York Stock Exchange for the forty-five (45) day period preceding the third day prior to the signing of definitive agreements for the above described transactions on November 6, 2003. Concurrently with these transactions, we acquired from an affiliate of the former owners of our general partner, all of the stock of Heritage Holdings, Inc., which owns 4,426,916 of common units, for $100 million in cash.

     Concurrent with these transactions, La Grange Acquisition borrowed $325 million from financial institutions and we raised $355.9 million of gross proceeds in a public equity offering in which we issued and sold a total of 9,200,000 common units, including the underwriters’ over-allotment, at an offering price of $38.69 per common unit. Net proceeds received from the borrowing by La Grange Acquisition and from the equity offering were used to make the cash payments to La Grange Energy and the former owners of Heritage Holdings, pay the assumed liabilities of La Grange Energy, and for general partnership purposes.

     We issued a portion of the units to La Grange Energy as class D units because to issue more than 4,419,177 common units would have required a common unitholder vote under the listing rules of the New York Stock

Exchange and thereby delayed completion of our acquisition of the Energy Transfer Company operations. Any delay in completing the transactions with La Grange Energy would have subjected the transactions to additional risk to the possible detriment of our partnership. We issued special units to La Grange Energy in exchange for the Bossier Pipeline and the contracts relating to its operation in order to delay the payment of quarterly distributions on such units until the Bossier Pipeline was able to contribute cash flow to the partnership. See the “The Listing Proposal” and the “Special Unit Proposal.” For a description of the class D units and the special units, please read “Description of Units – Class D Units, and – Special Units.” We refer to the acquisition of our general partner by La Grange Energy as the “General Partner Transaction,” our acquisition of the midstream natural gas operations of Energy Transfer Company as the “Energy Transfer Transaction,” and our acquisition of the stock of Heritage Holdings as the “HHI Transaction.”

     We entered into the Energy Transfer Transaction because we believed it would provide:

•	the opportunity to reduce our sensitivity to weather and the seasonal nature of the propane business

•	the opportunity to provide the partnership with an additional source of cash flow which would be accretive to distributable cash flow per common unit and which would enable us to increase our quarterly distribution;

•	the ability to expand the partnership without significantly increasing our indebtedness or altering the financial ratios required by our lenders;

•	enhanced opportunities for growth through a second platform for acquisitions; and

•	our larger size would allow us access to additional sources of capital at more attractive rates.

     During the fiscal quarter in which the closing of the Energy Transfer Transaction took place, we increased our annualized distribution by $0.20 per unit, to $2.80 annually, because of this successful combination.

     We commenced negotiations with La Grange Energy concerning a possible transaction in 2003. The board of directors of our general partner appointed a special committee of independent directors to evaluate, negotiate and make a recommendation regarding the Energy Transfer Transaction and the HHI Transaction. The special committee retained its own independent financial advisors and legal counsel to assist in its evaluation.

     The special committee reviewed the transaction documents, received legal and financial advice, and actively negotiated the terms of the Energy Transfer Transaction and the HHI Transaction, including the purchase price for the units received by La Grange Energy, the terms of the class D units, including the step-up in the amount of the distribution if the Listing Proposal is defeated in order to compensate the holders for the reduced liquidity of the class D units, the terms of the special units, including the step-up in the amount of the distribution if the Special Unit Proposal is defeated in order to compensate the holders for the reduced liquidity of the special units, and the purchase price for the stock of Heritage Holdings.

     The special committee received opinions that each of the Energy Transfer Transaction and the HHI Transaction was fair, from a financial point of view, to the partnership and our common unitholders. The special committee did not place any limitations upon its financial advisors with respect to the procedures followed or factors considered in rendering each opinion. Each of these opinions was prepared at the request, and solely for the information, of the special committee and does not constitute a recommendation to any holder of common units as to how such holder should vote at the special meeting.

     Following the receipt of their opinions, the special committee unanimously recommended that the board of directors of our general partner approve the transactions. The board of directors unanimously approved the Energy Transfer Transaction and the HHI Transaction, and unanimously recommended that the common unitholders approve the Energy Transfer Transaction at a special meeting to be called for that purpose.

     Each of the independent directors was paid a total of $30,000, plus reimbursement of certain expenses, for their service on the special committee. In addition, the independent directors waived the early vesting of common units previously awarded to them for their services as directors, which would have vested as a result of the Energy Transfer Transaction.

OUR STRUCTURE AND OWNERSHIP

     Our general partner is U.S. Propane, L.P. The general partner of U.S. Propane, L.P. is U.S. Propane, L.L.C. All of the interests of U.S. Propane, L.P. and U.S. Propane, L.L.C. are owned by La Grange Energy. La Grange Energy is owned by ETC Holdings, L.P., a Texas limited ownership, whose principal owners are Natural Gas Partners VI, L.P., a private equity fund, Ray C. Davis, Kelcy L. Warren and a group of institutional investors.

     La Grange Acquisition, L.P., our midstream natural gas operating subsidiary, and its subsidiaries account for approximately one—half of our consolidated assets and operating earnings and three-fourths of our sales. The midstream natural gas operations of La Grange Acquisition and its subsidiaries are conducted under the name Energy Transfer Company. These entities became our wholly owned subsidiaries upon completion of the Energy Transfer Transaction.

     Heritage Operating, L.P., our propane operating subsidiary, and its subsidiaries account for approximately one-half of our consolidated assets and operating earnings and one-fourth of our sales. We and Heritage Operating were formed in April, 1996 as Delaware limited partnerships as part of an initial public offering in that year. Although our general partner continues to serve as the general partner of Heritage Operating, we own, directly and indirectly, 100% of the economic interests of Heritage Operating. Additionally, we own 100% of the interests of La Grange Acquisition, including its general partner.

     Our general partner, U.S. Propane, L.P. performs all of our management functions. U.S. Propane holds a 2% general partner interest in us and also owns a non-economic general partner interest in Heritage Operating. U.S. Propane, L.L.C., the general partner of U.S. Propane performs all of the management functions of our general partner, and thus, the board of directors and executive officers of U.S. Propane, L.L.C. perform our management functions. The directors, management and key supervisory employees of U.S. Propane, L.L.C. own an approximate 2.44% limited partner interest in us, which we believe helps align their interests with those of our public unitholders. La Grange Energy, L.P., the owner of our general partner, owns an approximate 39.5% limited partner interest in us, which we also believe helps align its interests with those of our public unitholders.

     The following charts depict our organization and ownership (i) prior to any conversion of class D units pursuant to the Listing Proposal and prior to any conversion of special units pursuant to the Special Unit Proposal and (ii) after giving effect to the conversion of our class D subordinated units pursuant to the Listing Proposal and the conversion of our special units pursuant to the Special Unit Proposal.

OWNERSHIP STRUCTURE CHART
PRIOR TO CONVERSION OF CLASS D UNITS
AND CONVERSION OF SPECIAL UNITS

(1)	The percentages assume that all outstanding class D units and special units will be converted into common units and excludes the class C units and the class E units.

(2)	This chart does not reflect the limited partnership interests represented by class C units of which there are 1,000,000 class C units held by former owners of our general partner who owned such interest in our general partner prior to August 10, 2000, or the 4,426,916 class E units owned by our subsidiary Heritage Holdings, Inc.

(3)	La Grange Acquisition, L.P. conducts its operations under the name Energy Transfer Company.

(4)	All of the class D units and special units are owned by La Grange Energy, L.P.

OWNERSHIP STRUCTURE CHART
AFTER CONVERSION OF CLASS D UNITS
AND CONVERSION OF SPECIAL UNITS

(1)	After the time the special units qualify to convert to common units.

(2)	The percentages assume that all outstanding class D units and special units will be converted into common units and exclude the class C units and the class E units.

(3)	This chart does not reflect the limited partnership interests represented by class C units of which there are 1,000,000 class C units held by former owners of our general partner who owned such interest in our general partner prior to August 10, 2000, or the 4,426,916 class E units owned by our subsidiary Heritage Holdings, Inc.

(4)	La Grange Acquisition, L.P. conducts its operations under the name Energy Transfer Company.

INTERESTS OF CERTAIN PERSONS

     In considering the recommendation of the board of directors of our general partner to approve the Listing Proposal and the Special Unit Proposal, you should be aware that five of the directors on our general partner’s board who are recommending the proposals are owners or representatives of owners of La Grange Energy, L.P., the owner of our general partner. La Grange Energy is the owner of all of the class D units and all of the special units. None of these five directors participated in our general partner’s decision to enter into the Energy Transfer Transaction or to approve the terms of either the class D units or the special units, which occurred prior to the election of these five directors to the board of our general partner.

     If either of the Listing Proposal or the Special Unit Proposal is approved at our special meeting, La Grange Energy, L.P. will receive common units upon the conversion of the class D units or the special units. The common units will be listed on the NYSE and therefore will be a more liquid security than either of the class D units or the special units. Our other unitholders will not receive any additional securities or other consideration if either of the Listing Proposal or the Special Unit Proposal is approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership by certain beneficial owners, all directors and named executive officers of our general partner, each of the named executive officers and all directors and executive officers of our general partner as a group, of our common units, class D units and special units. The information is presented both as of April 15, 2004 and pro forma for the issuance of 7,721,542 common units in connection with the Listing Proposal and 3,742,515 additional common units in connection with the Special Unit Proposal. Our general partner knows of no other person beneficially owning more than 5% of our common units.

					Pro Forma
	Name and Address of	Beneficially		Percent of	Beneficially	Percent
Title of Class	Beneficial Owner[1]	Owned[2]		Class	Owned[2]	Of Class
Common Units	Ray C. Davis[3]	0		—	0	—
	Kelcy L. Warren[3]	0		—	0	—
	H. Michael Krimbill	362,559	[4]	1.30%	362,559	*
	Bill W. Byrne	78,157		*	78,157	*
	J. Charles Sawyer	68,657		*	68,657	*
	Stephen L. Cropper	7,500		*	7,500	*
	David R. Albin[5]	0		—	0	—
	Kenneth A. Hersh[5]	0		—	0	—
	Paul E. Glaske	0		—	0	—
	K. Rick Turner[5]	0		—	0	—
	R. C. Mills	368,009	[4]	1.32%	368,009	*
	A. Dean Fuller	0		—	0	—
	Mackie McCrea	0		—	0	—
	Bradley K. Atkinson	53,600		*	53,600	*
	Michael L. Greenwood	41,111		*	41,111	*
	Robert A. Burk	0		—	0	—
	All Directors and Executive Officers as a group (16 persons)	979,593		3.51%	979,593	2.49%
	La Grange Energy, L.P.[6]	4,419,177		15.83%	15,883,234	40.33%
Class D Units	La Grange Energy, L.P.	7,721,542		100%	0	—
Special Units	La Grange Energy, L.P.	3,742,515		100%	0	—
Class C Units	FHS Investments, L.L.C.	1,000,000		100%	1,000,000	100%
Class E Units	Heritage Holdings, Inc.	4,426,916		100%	4,426,916	100%

*	Less than one percent (1%)

[1]	The address for La Grange Energy and Messrs. Davis and Warren is 2838 Woodside Street, Dallas, Texas 75204. The address for Heritage Holdings, FHS Investments and Messrs. Krimbill, Atkinson, Greenwood and Burk is 8801 S. Yale Avenue, Tulsa, Oklahoma 74137. The address for Messrs. Fuller and McCrea is 800 E. Sonterra Blvd., San Antonio, Texas 78258. The address for Mr. Mills is 5000 Sawgrass Village, Suite 4, Ponte Vedra Beach, Florida 32082.

[2]	Beneficial ownership for the purposes of the foregoing table is defined by Rule 13d-3 under the Securities Exchange Act of 1934. Under that rule, a person is generally considered to be the beneficial owner of a security if he has or shares the power to vote or direct the voting thereof (“Voting Power”) or to dispose or direct the disposition thereof (“Investment Power”) or has the right to acquire either of those powers within sixty (60) days.

[3]	Due to the ownership of Messrs. Davis and Warren in La Grange Energy L.P., they may be deemed to beneficially own the limited partnership interests held by La Grange Energy, L.P. to the extent of their respective interests therein.

[4]	Each of Messrs Mills and Krimbill shares Voting and Investment Power on a portion of their respective units with his spouse.

[5]	Each of Messrs. Albin, Hersh and Turner are representatives of or owners in entities owning interests in La Grange Energy, L.P.

[6]	La Grange Energy, L.P. owns all of the member interests of U.S. Propane, L.L.C. and all of the limited partner interests of U.S. Propane, L.P. U.S. Propane, L.L.C. is the general partner of U.S. Propane, L.P. with a .01% general partner interest.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

     As of April 15, 2004 there were 27,919,974 common units outstanding, held by approximately ___holders of record, including common units held in street name. The common units are traded on the New York Stock Exchange under the symbol “ETP.” We also have 7,721,452 class D units outstanding, all of which are held by La Grange Energy, 3,742,515 special units, all of which are held by La Grange Energy, 4,426,916 class E units, all of which are held by Heritage Holdings, and 1,000,000 class C units, all of which are held by FHS Investments, L.L.C. There is no established public trading market for our class D units, special units, class E units and class C units.

     The following table sets forth, for the periods indicated, the high and low sales prices for the common units, as reported on the New York Stock Exchange Composite Transactions Tape, and quarterly distributions on the common units. Distributions are shown in the quarter with respect to which they were payable. Beginning with the second quarter of fiscal 2004, an identical cash distribution was paid on all class D units. The last reported sales price of common units on the New York Stock Exchange on April 15, 2004 was $38.04 per common unit.

	PRICE RANGE
			CASH DISTRIBUTIONS
	HIGH	LOW	PER COMMON UNIT
2002 FISCAL YEAR
First Quarter Ended November 30, 2001	$28.990	$24.650	$0.6375
Second Quarter Ended February 28, 2002	30.550	25.510	0.6375
Third Quarter Ended May 31, 2002	29.000	26.500	0.6375
Fourth Quarter Ended August 31, 2002	27.600	22.500	0.6375

2003 FISCAL YEAR
First Quarter Ended November 30, 2002	$28.250	$24.500	$0.6375
Second Quarter Ended February 29, 2003	29.570	27.050	0.6375
Third Quarter Ended May 31, 2003	29.900	27.760	0.6375
Fourth Quarter Ended August 31, 2003	32.540	29.600	0.6500

2004 FISCAL YEAR
First Quarter Ended November 30, 2003	$38.70	$31.02	$0.6500
Second Quarter Ended February 29, 2004	42.66	37.56	0.7000
Third Quarter Ended May 31, 2004(1)	40.13	36.89

(1)	Through April 15, 2004

DESCRIPTION OF UNITS

Units

     Common units, class D units, special units, class E units and class C units represent limited partner interests in us that entitle the holders thereof to the rights and privileges specified in the Energy Transfer Partners, L.P. Partnership Agreement (the “Partnership Agreement”), as amended. As of April 15, 2004, there were issued and outstanding 27,919,974 common units and 7,721,542 class D units representing, an aggregate 98% limited partner interest in the partnership. Except as described below, the common units and class D units generally participate pro rata in the partnership’s income, gains, losses, deductions, credits, and distributions. There are also 4,426,916 class E units outstanding that are entitled to receive distributions in accordance with their terms, 3,742,515 special units outstanding that receive no distributions until the Bossier Pipeline becomes commercially operational, and

1,000,000 class C units outstanding that are entitled only to participate in distributions that are attributable to the net amount received by us in connection with the SCANA litigation.

     No person is entitled to preemptive rights in respect of issuances of securities by us, except that U.S. Propane, our general partner, has the right to purchase sufficient partnership securities to maintain its general partner equity interest in us.

Common Units

     Our common units are registered under the Securities Act of 1933 and are listed for trading on the New York Stock Exchange. Each holder of a common unit is entitled to one vote per unit on all matters presented to the limited partners for a vote except that holders of common units acquired by La Grange Energy in connection with the Energy Transfer Transaction will be entitled to vote upon the proposal to change the terms of the class D units and special units in the same proportion as the votes cast by the holders of the common units other than La Grange with respect to the proposals. In addition, if at any time any person or group (other than our general partner and its affiliates) owns beneficially 20% or more of all common units, any common units owned by that person or group may not be voted on any matter and are not considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The common units are entitled to distributions of available cash as described below under “Cash Distribution Policy.”

Class C Units

     The 1,000,000 class C units were issued to Heritage Holdings in August 2000 in conjunction with the transaction with U.S. Propane and the change of control of our general partner. The class C units were issued in conversion of that portion of Heritage Holding’s incentive distribution rights that entitled it to receive any distribution attributable to the net amount received by us in connection with the settlement, judgment, award or other final nonappealable resolution of specified litigation filed by us prior to the transaction with U.S. Propane, which we refer to as the “SCANA litigation.” The Class C Units have zero initial capital account balance and were distributed by Heritage Holdings to its former stockholders in connection with the transaction with U.S. Propane. All decisions of our general partner relating to the SCANA litigation are determined by a special litigation committee consisting of one or more independent directors of our general partner. As soon as practicable after the time that we or our affiliates receive any final cash or other payment as a result of the resolution of the SCANA litigation, the special litigation committee will determine the aggregate net amount of these proceeds distributable by us after deducting from the amounts received all costs and expenses incurred by us and our affiliates in connection with the SCANA litigation and any cash reserves necessary or appropriate to provide for operating expenditures. Following this determination, the distributable proceeds will be deemed to be “available cash” under our partnership agreement and will be distributed as described below under “Cash Distribution Policy.” The amount of distributable proceeds that would normally be distributed to holders of incentive distribution rights will instead be distributed to the holders of the class C units, pro rata. The class C units do not have any rights to share in any of our assets or distributions upon dissolution and liquidation of our partnership, except to the extent that any such distributions consist of proceeds from the SCANA litigation to which the class C unitholders would have otherwise been entitled. The class C units do not have the privilege of conversion into any other unit and do not have any voting rights except to the extent provided by law, in which case each Class C Unit will be entitled to one vote.

Class D Units

     The class D units generally have voting rights that are identical to the voting rights of the common units and vote with the common units as a single class on each matter, except that the class D units are entitled to vote upon the Listing Proposal and the Special Unit Proposal in the same proportion as the votes cast by the holders of the common units. Each class D unit is initially entitled to receive 100% of the quarterly amount distributed on each common unit, for each quarter, provided that the class D units will be subordinated to the common units with respect to the payment of the minimum quarterly distribution for such quarter (and any arrearage in the payment of the minimum quarterly distribution for all prior quarters). If the Listing Proposal is not approved by our unitholders within six months following the closing of the Energy Transfer Transaction, then the terms of the class D units will be changed such that each class D unit will be entitled to receive 115% of the quarterly amount distributed on each common unit on a pari passu basis with distributions on the common units.

     In the event of our dissolution and liquidation, each class D unit is initially entitled to receive 100% of the amount distributed on each common unit, but only after each common unit has received an amount equal to its capital account, plus the minimum quarterly distribution for the quarter, plus any arrearages in the minimum quarterly distribution with respect to prior quarters. If however, our unitholders do not approve the Listing Proposal within six months following the closing of the Energy Transfer Transaction, then each class D unit is entitled upon liquidation to receive 115% of the amount distributed to each common unit on a pari passu basis with liquidating distributions on the common units.

Class E Units

     In conjunction with our purchase of the capital stock of Heritage Holdings, the 4,426,916 common units held by Heritage Holdings were converted into 4,426,916 class E units. The class E units generally do not have any voting rights and are not entitled to vote on the proposals to make the class D units and special units convertible into common units. These class E units are entitled to aggregate cash distributions equal to 11.1% of the total amount of cash distributed to all unitholders, including the class E unitholders, up to $2.82 per unit per year. In the event of our termination and liquidation, the class E units will be allocated 1% of any gain upon liquidation and will be allocated any loss upon liquidation to the same extent as common units. After the allocation of such amounts, the class E units will be entitled to the balance in their capital accounts, as adjusted for such termination and liquidation. The class E units are treated as treasury stock for accounting purposes because they are owned by our wholly-owned subsidiary, Heritage Holdings. Because the class E units are not entitled to receive any allocation of partnership income, gain, loss, deduction or credit that is attributable to our ownership of Heritage Holdings, such amounts will instead be allocated to our general partner in accordance with its respective interest and the remainder to our unitholders other than the holders of class E units, pro rata. In the event our partnership distributions exceed $2.82 per unit annually, all such amount in excess thereof will be available for distribution to unitholders other than the holders of class E units in proportion to their respective interests.

Special Units

     The special units were issued as consideration for the Bossier Pipeline and its related contracts acquired in the Energy Transfer Transaction. The special units generally do not have any voting rights but are entitled to vote on the Special Unit Proposal to change their terms in the same proportion as the votes cast by the holders of the common units. The special units are not entitled to share in partnership distributions, however, following unitholder approval of the Special Unit Proposal and upon the Bossier Pipeline becoming commercially operational, which we expect to occur in mid-2004, each special unit will immediately be convertible into one common unit. If the Special Unit Proposal is not approved by our unitholders prior to the time the Bossier Pipeline becomes commercially operational, then each special unit will be entitled to receive 115% of the quarterly amount distributed on each common unit on a pari passu basis with distributions on common units, unless subsequently converted into common units. Until the Special Unit Proposal is approved, the special units are entitled to receive an assignment of the Bossier Contracts that had been committed at the time of the closing of the Energy Transfer Transaction, in the event of our dissolution and liquidation. If the Special Unit Proposal is not approved prior to the time the Bossier Pipeline becomes commercially operational, then in the event of our dissolution and liquidation, each special unit will be entitled to receive 100% of the amount distributed on each common unit on a pari passu basis with liquidating distributions on the common units. If the Bossier Pipeline does not become operational by December 1, 2004 and, as a result, a party to one of the Bossier Contracts exercises rights to acquire the Bossier Pipeline under its transportation contract, the special units will no longer be considered outstanding and will not be entitled to any rights afforded any other of our units.

Cash Distribution Policy

     Our partnership agreement requires us to distribute all of our “available cash” to our unitholders and our General Partner within 45 days following the end of each fiscal quarter. The term “available cash” generally means, with respect to any fiscal quarter of our partnership, all of our cash on hand at the end of each quarter, plus working capital borrowings after the end of the quarter, less reserves established by our general partner in its sole discretion to provide for the proper conduct of our business, to comply with applicable law or agreements, or to provide funds for future distributions to partners.

     We currently distribute at the end of each fiscal quarter available cash, excluding any available cash to be distributed to our class C unitholders, as follows:

•	First, 98% to the common, class D and class E unitholders in accordance with their percentage interests, and 2% to our general partner, until each common unit has received $0.50 for that quarter;

•	Second, 98% to all common, class D and class E unitholders in accordance with their percentage interests, and 2% to our general partner, until each common unit has received $0.55 for that quarter;

•	Third, 85% to all common, class D and class E unitholders in accordance with their percentage interests, and 15% to our general partner, until each common unit has received $0.635 for that quarter;

•	Fourth, 75% to all common, class D and class E unitholders in accordance with their percentage interests, and 25% to our general partner, until each common unit has received $0.825 per unit for that quarter; and

•	Thereafter, 50% to all common, class D and class E unitholders in accordance with their percentage interests, and 50% to our general partner.

     Notwithstanding the foregoing, the class D units will be subordinated to the common units with respect to the payment of the minimum quarterly distribution and any arrearage in the payment of the minimum quarterly distribution for all prior quarters and the distributions on each class E unit may not exceed $2.82 per year.

     The total amount of distributions for the 2003 fiscal year on common units, the general partner interests and the incentive distribution rights totaled $[43.7 million, $0.9 million and $1.0 million], respectively. All such distributions were made from available cash.

Restrictions on Transfer; Registration Rights

     The 4,419,177 common units, 7,721,542 class D units and 3,742,515 special units issued to La Grange Energy are subject to certain restrictions on transfer. We agreed to grant La Grange Energy certain registration rights with respect to these units issued in connection with the Energy Transfer Transaction. We also agreed to pay the expenses of such registration (excluding discounts and commissions and fees of underwriters and similar securities industry professionals relating to the distribution of such registered units).

     On August 10, 2000, we granted the former stockholders of Heritage Holdings and the owners of U.S. Propane certain registration rights with respect to common units that were purchased in connection with the transactions with U.S. Propane. Until the earlier of August 10, 2005, or such time as persons granted rights under this agreement may transfer common units acquired in connection with the transaction with U.S. Propane absent registration, we are obligated to pay the expenses of such registration (excluding discounts and commissions and fees of underwriters and similar securities industry professionals relating to the distribution of such registered units).

THE LISTING PROPOSAL

Background

     On January 20, 2004, we acquired all of the natural gas midstream operations of Energy Transfer Company from La Grange Energy for approximately $1.025 billion, thereby making La Grange Acquisition and its subsidiaries our wholly-owned subsidiaries. We financed the acquisition through a combination of funds received from our equity offering and the refinancing of existing debt of La Grange Acquisition, and the issuance of 4,419,177 common units and 7,721,542 class D units with a value of approximately $433.9 million and 3,742,515 special units with a value of approximately $133.8 million. The purchase price and the issuance price for the common units were approved by an independent committee of the board of directors of our general partner.

     We chose to issue class D units to La Grange Energy, rather than common units, because to issue more than 4,419,177 common units would have required a common unitholder vote under the listing rules of the New York Stock Exchange and thereby delayed completion of our acquisition of the Energy Transfer Company operations. Any delay in completing the transactions with La Grange Energy would have subjected the transactions to additional risk to the possible detriment of our partnership and delayed the $0.20 annual increase in the distribution to $2.80, that was declared and paid for the fiscal quarter during which the transaction was completed. La Grange Energy agreed to accept class D units in lieu of common units provided that we would solicit the approval of our common unitholders, in accordance with the rules of the NYSE, to allow their conversion to an equal number of common units within six months of the closing of the Energy Transfer Transaction. As a result of this agreement, our acquisition of the Energy Transfer Company operations was not subject to delay, the additional risk of a failed closing condition, or acquisition by a competitor, and we were able to pay a substantial portion of the purchase price in the form of equity rather than additional cash consideration. We are now asking our common unitholders for approval of this conversion.

Advantages of the Listing Proposal

     The general partner believes that the Listing Proposal is in the best interests of the partnership and our common unitholders and should be approved for the following reasons:

•	The holder of the class D units, La Grange Energy, could have insisted upon receiving common units in the Energy Transfer Transaction, which would have required a prior unitholder vote and delayed our completion of the Energy Transfer Transaction. A delay would have placed our potential acquisition of the Energy Transfer Company operations at risk to competing bidders.

•	La Grange Energy could have made the entire Energy Transfer Transaction conditioned upon unitholder approval prior to completion, thereby subjecting the transaction to an additional risk of a closing condition.

•	By completing our acquisition of the Energy Transfer Company operations when we did, we were able to declare an increase in our quarterly distributions to $2.80 annually for the distribution payable for the quarter ending February 29, 2004. A delay in completing the Energy Transfer Transaction would have delayed our common unitholders from receiving a benefit from this acquisition.

•	The aggregate purchase price for our acquisition of the Energy Transfer Company operations was not increased due to La Grange Energy’s receipt of class D units, and La Grange Energy did not receive any discount or increase in the number of common units to which it would have been entitled.

•	The special committee of independent directors of our general partner, after extensive evaluation, negotiation and deliberation, and after receiving a fairness opinion, found the Energy Transfer Transaction to be fair to, and in the best interests of, the partnership and our unitholders. This approval covered the terms of the class D units, including the step-up in the amount of the distribution if the Listing Proposal is defeated, and the provision in the partnership agreement seeking a vote of the common unitholders to approve conversion.

•	If the common unitholders fail to approve the Listing Proposal, the terms of the class D units will automatically be changed to provide that the amount allocated or distributed to each class D unit will equal 115% of the amount allocated or distributed to each common unit on a pari passu basis with the common units. The purpose of the step-up in the amount of the distribution is to compensate the holders for the liquidity discount of continuing to hold class D units for which there is no market. This step-up will reduce the amount of cash available to be distributed to the common unitholders after the minimum quarterly distribution has been paid. Based upon the level of our current quarterly distribution, the amount of this reduction would be approximately $4.3 million. This “penalty” will continue to grow if the common unit distribution is increased in the future.

Disadvantages of the Listing Proposal

•	The common units will lose their priority over the class D units in receiving distributions. We do not expect this to affect the amount of cash we distribute to the common units as we have been distributing, and expect to continue distributing, cash significantly in excess of the minimum quarterly distribution on all common units and class D units.

•	Because the number of common units will increase, the voting power of each common unit you own will be decreased somewhat. However, common unitholders have limited voting rights on matters affecting our business and have no right to elect our general partner or its directors on an annual or other basis.

Recommendation of the Board of Directors

     The board of directors of our general partner believes that because of the advantages described above, the Listing Proposal is in the best interests of our partnership and our common unitholders and should be approved.

THE SPECIAL UNIT PROPOSAL

Background

     In conjunction with our January 20, 2004 acquisition of the Energy Transfer Company operations, one of the assets we acquired consisted of all of the rights under the Bossier Pipeline and its related transportation contracts. At the time of the Energy Transfer Transaction, efforts had been initiated to construct the Bossier Pipeline, a 78-mile pipeline connecting natural gas supplies in east Texas to Energy Transfer Company’s Katy Pipeline. The Bossier Pipeline had been designed to provide east Texas producers with additional capacity to transport natural gas from the Barnett Shale in north central Texas and the Bossier Sand, and from other formations experiencing increased drilling activity. At the time of the Energy Transfer Transaction, three separate natural gas transportation contracts, previously referred to as the “Bossier Contracts,” had already been secured which committed volumes of approximately 400 MMcf/d. In accordance with the terms of the Bossier Contracts, La Grange Energy qualified to begin receiving payments at the time the Bossier Pipeline became operational and met certain criteria relating to transportation of the natural gas committed under those contracts. This qualification to receive payments has been described as the period in time when the Bossier Pipeline becomes “commercially operational.” The Bossier Pipeline is projected to become commercially operational by mid-calendar year of 2004.

     At the time of our signing of definitive agreements in November 2003, the value of the Bossier Pipeline and the existing Bossier Contracts was estimated to be approximately $125 million of the total purchase price paid for the Energy Transfer Company operations. However, the future value of the Bossier Pipeline to the partnership exceeded that amount and provided an opportunity for increased value from other contracts that could be secured as the Bossier Pipeline’s capacity was met. Rather than issuing additional class D units for the Bossier Pipeline, the owners of La Grange Energy agreed to accept a newly created class of limited partner interests called special units, that did not receive any distributions until such time as the Bossier Pipeline became commercially operational, or in other words the time at which the partnership or its affiliates begin receiving payments under the Bossier Contracts.

     Upon closing the Energy Transfer Transaction, we issued 3,742,515 special units to La Grange Energy. The number of common units to be issued was determined by dividing the approximate $125 million value for the Bossier Pipeline by the common unit price determined under the contract. The total value of the special units issued to La Grange Energy, their issuance price, and the terms of the special units were approved by the special committee of the Board of Directors of our general partner. As part of the inducement to La Grange Energy to accept special units in lieu of additional class D units (or common units if it had insisted on obtaining shareholder approval), we agreed, within six months of the closing of the Energy Transfer Transaction, to solicit the approval of our common unitholders to approve the conversion of the special units to an equal number of common units at the time the Bossier Pipeline becomes commercially operational. We are now asking our common unitholders for approval of this conversion.

Advantages of the Special Unit Proposal

     The general partner believes that the Special Unit Proposal is in the best interests of the partnership and our common unitholders and should be approved for the following reasons:

•	The holder of the special units, La Grange Energy, could have insisted upon receiving common units or additional class D units in exchange for the value of the Bossier Pipeline, which in either event would have entitled La Grange Energy to receive quarterly distributions prior to the time the Bossier Pipeline becomes commercially operational. This would have resulted in the partnership paying distributions prior to the time that the asset for which the units were issued could contribute cash flow to the partnership.

•	La Grange Energy could have insisted upon receiving additional common units in exchange for the value of the Bossier Pipeline. The issuance of additional common units would have required a prior unitholder vote and delayed our completion of the Energy Transfer Transaction. A delay would have placed our potential acquisition of the Energy Transfer Company operations at risk to competing bidders.

•	The aggregate purchase price for our acquisition of the Energy Transfer Company operations was not increased by carving out from the purchase price that portion that was attributable to the value of the Bossier Pipeline. In addition to decreasing the amount of cash consideration required by the partnership to acquire this particular asset, the partnership avoided future obligations to pay distributions on the units issued in exchange for this asset until the asset could begin contributing income and cash flow to the partnership.

•	La Grange Energy did not receive any discount for the decreased value of special units as compared to common units, and will receive no more common units upon conversion of the special units than the number of common units to which it would have been entitled.

•	The issuance of special units to La Grange Energy decreased the risk to the Partnership since the special units will no longer be considered an outstanding limited partner interest in the event the Bossier Pipeline fails to become commercially operational by December 1, 2004.

•	The special committee of independent directors of our general partner, after extensive evaluation, negotiation and deliberation, and after receiving a fairness opinion, found the Energy Transfer Transaction to be fair to, and in the best interests of, the partnership and our unitholders. This approval covered the terms of the special units, including the step-up in the amount of the distribution if the Special Unit Proposal is defeated, and the provision in the partnership agreement seeking a vote of the common unitholders to approve conversion.

•	If the common unitholders fail to approve the Special Unit Proposal, the terms of the special units will automatically be changed to provide that the amount allocated or distributed to each special unit will equal 115% of the amount allocated or distributed to each common unit on a pari passu basis with the common units. The purpose of the step-up in the amount of the distribution is to compensate the holders for the liquidity discount of continuing to hold special units for which there is no market. This step-up will reduce the amount of cash available to be distributed to the common unitholders after the minimum quarterly distribution has been paid. Based upon the level of our current quarterly distribution, the amount of this reduction would be approximately $2.1 million. This “penalty” will continue to grow if the common unit distribution is increased in the future.

•	The right of the special units to receive quarterly distributions begins when the Bossier Pipeline becomes commercially operational. Approval of their conversion to common units prior to that time, or during the quarter in which the Bossier Pipeline becomes commercially operational, will prevent the special units from receiving the step-up in the amount of distributions to which they are entitled, and the special units will receive the same quarterly distribution as our common units..

Disadvantages of the Special Unit Proposal

•	Because the number of common units will increase, the voting power of each common unit you own will be decreased somewhat. However, common unitholders have limited voting rights on matters affecting our business and have no right to elect our general partner or its directors on an annual or other basis.

Recommendation of the Board of Directors

     The board of directors of our general partner believes that because of the advantages described above, the Special Unit Proposal is in the best interests of our partnership and our common unitholders and should be approved.

THE UNIT PLAN PROPOSAL

The 2004 Unit Plan

     On April 2, 2004, the Board of Directors of our general partner unanimously approved, subject to the approval of our unitholders, the Energy Transfer Partners, L.P. 2004 Unit Plan (the “Unit Plan”). The Unit Plan provides awards to our officers and employees, and to directors of our general partner, who are not (i) employed by us or our general partner, or (ii) owners of our general partner. In accordance with the rules of the New York Stock Exchange, we are asking our unitholders to approve the Unit Plan at the special meeting.

     We believe the Unit Plan is necessary in order to maintain the availability of common units, options and unit appreciation rights as a vehicle for securing the advantages of incentive and the sense of proprietorship inherent in common unit ownership for our directors, officers and key employees who are responsible for the Company’s growth and increased profitability, to reward past performance, and to assist our efforts to recruit, retain and motivate high-quality employees. The Board of Directors of our general partner has determined that the Unit Plan is in the best interest of our partnership and its common unitholders because it will enhance our ability to attract and retain the services of individuals who are essential to our growth and profitability, encourages them to devote their best efforts to our business, and will give them a personal long-term stake in our continued success, and has unanimously recommended that our common unitholders approve the Unit Plan.

     The affirmative vote of a majority of the votes entitled to be voted to approve the Unit Plan is required for approval. Only the holders of common units and class D units are entitled to cast a vote for the Unit Plan Proposal.

Summary Plan Description

     A copy of the Unit Plan is attached to this proxy statement as Annex A. The statements made in this proxy statement with respect to the Unit Plan and the Summary Plan Description should be read in conjunction with, and are qualified in their entirety by reference to, the full text of the plan.

     Administration. The Unit Plan will be administered by the Compensation Committee appointed by the Board of Directors of our general partner, which shall be comprised of three or more persons who are outside directors. With respect to awards to key employees or executive officers of the Partnership, the Compensation Committee shall have the discretion to determine who shall be deemed participants with respect to awards of Employee Grants or Long-Term Incentive Grants, the number of Awards or Options to be granted, and the terms and conditions of any grant of an Award or Option, including the target or performance criteria for such grant, the Restricted Period and the conditions for vesting of an Award.

     Eligibility. Key employees of the Partnership and its subsidiaries are eligible for Employee Grants which shall vest over a period of five years in such amounts as determined by the Compensation Committee. The executive officers and employees that comprise the Partnership’s executive management are eligible for Long-Term Incentive Grants, which may include grants of an Award, Option or Unit Appreciation Rights (“UARs”), or any

combination thereof, upon such terms as the Compensation Committee may determine. Directors who are not employees or executive officers of the Partnership, or shareholders or employees of, or owners of the general partner shall receive Director Grants, which may include an initial grant and annual grants to eligible directors.

     Terms. The Unit Plan provides for a maximum of 900,000 net common units issued available for grants pursuant to its terms. Any Awards that are forfeited or expire, or any common units that are not used in the settlement of an Award will again be available for grant under the plan. The Unit Plan shall terminate no later than the tenth anniversary of the date on which it is approved by a majority of the Partnership’s common unitholders. Common units to be issued upon the vesting of an Award or the exercise of an Option or UAR granted under the plan may be common units owned by or acquired by the general partner or the Company, common units that are registered pursuant to a registration statement for the Unit Plan, or restricted common units. The Compensation Committee shall have the discretion at the time of granting an Award, or at the time an Award vests, to determine whether a participant receives a cash payment in lieu of common units, or any combination thereof. The exercise of any Options or UARS granted under the plan shall be in accordance with the terms and at such price as may be determined by the Compensation Committee. Any Awards, Options or UARs granted under the Unit Plan are not transferable by the recipient except by will or the laws of descent and distribution.

     Adjustments and Amendments. The Unit Plan provides for the adjustment of the number and price of Options and the number of common units awarded under the plan as a result of a distribution, recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of the securities of the Partnership. The Board of Directors of our general partner may amend provisions of the Unit Plan no more than once every six months and only if such amendment does not require unitholder approval under the rules and regulations of the New York Stock Exchange.

BOARD RECOMMENDATION

     THE BOARD OF DIRECTORS OF U.S. PROPANE, L.L.C., THE GENERAL PARTNER OF OUR GENERAL PARTNER, U.S. PROPANE, L.P., BELIEVES THAT ALL THREE OF THE PROPOSALS ARE IN THE BEST INTERESTS OF OUR COMMON UNITHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE LISTING PROPOSAL, “FOR” THE SPECIAL UNIT PROPOSAL AND “FOR” THE UNIT PLAN PROPOSAL. A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF OUR GENERAL PARTNER FOUND THE TRANSACTIONS WITH LA GRANGE ENERGY, L.P. TO BE FAIR TO, AND IN THE BEST INTERESTS OF, HERITAGE.

THE SPECIAL MEETING

Time and Place

     The special meeting will be held on ____________ ___, 2004 at ___a.m. local time at the Melrose Hotel, 3015 Oak Lawn Avenue, ___Floor, Room ___, Dallas, Texas 75219.

Purpose

     At the special meeting, our common unitholders will act upon the following proposals:

•	A proposal to approve (a) a change in the terms of our class D units to provide that each class D unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion (the “Listing Proposal”). Upon approval of this proposal, all 7,721,542 outstanding class D units will convert into 7,721,542 common units upon the request of the holder of the class D units.

•	A proposal to approve (a) a change in the terms of our special units to provide that each special unit is convertible into one of our common units upon the Bossier Pipeline becoming commercially operational and (b) the issuance of additional common units upon the Bossier Pipeline becoming commercially operational (the “Special Unit Proposal”). Upon approval of this proposal, and upon the Bossier Pipeline becoming commercially operational, all 3,742,515 outstanding special units will convert into 3,742,515 common units upon the request of the holder of the special units.

•	A proposal to approve the terms of our 2004 Unit Plan, which provides for awards of our common units or other rights to employees, officers and directors (the “Unit Plan Proposal”).

Record Date

     Our general partner has fixed the close of business on ____________ ___, 2004 as the record date for the determination of holders of common units entitled to notice of, and to vote at, the special meeting or any postponements or adjournments thereof. Only holders of record of common units at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. A complete list of such common unitholders will be available for inspection in the offices of Energy Transfer Partners, L.P., 2838 Woodside Street, Dallas, Texas 75204, during normal business hours upon written demand by any holder of our common units.

Holders Entitled to Vote

     All unitholders who owned our common units at the close of business on the record date, ____________ ___, 2004, are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting; provided that, any person or group (other than our general partner and its affiliates) that owns beneficially 20% or more of all our common units may not vote on any matter and common units held by such holders are not considered to be outstanding.

     Each common unitholder is entitled to one vote for each common unit owned on all matters to be considered. On April 15, 2004, 27,919,974 common units were issued and outstanding.

Vote Required

     The Listing Proposal requires the approval of a majority of the common units voted at the special meeting. The Special Unit Proposal requires the approval of a majority of the common units voted at the special meeting. The Unit Plan Proposal requires the approval of a majority of the common units and class D units, voting as a single class. A properly executed proxy submitted without instructions how to vote will be voted (except to the extent that the authority to vote has been withheld) FOR the Listing Proposal, FOR the Special Unit Proposal and FOR the Unit Plan Proposal. A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted. Your vote is important and we urge you to vote. None of the Listing Proposal, Special Unit Proposal or Unit Plan Proposal is conditioned on the approval of any other proposal.

     The owner of our general partner, La Grange Energy, L.P., holds 4,419,177 of our common units, constituting an aggregate of 15.8% of our outstanding common units and holds all 7,721,542 outstanding class D units. La Grange Energy has stated its intention to vote all of their common units and class D units (i) in favor of the Listing Proposal and the Special Unit Proposal, which will be voted in the same proportion as the votes cast by the common unitholders with respect to such proposals, and (ii) in favor of the Unit Plan Proposal. Because these votes are not sufficient to approve any of the proposals, we encourage you to take part in the decision process by voting by proxy or at the special meeting.

     Under New York Stock Exchange rules, brokers who hold common units in street name for customers have the authority to vote on certain “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of such common units, brokers may elect to not vote such common units with respect to the approval and adoption of a proposal, known as “broker non-votes.” Since an affirmative vote of holders of a majority of the common units is required to approve the Amendment Proposal, a broker non-vote will have the effect of a vote against the Amendment Proposal. Assuming that the votes cast on the Listing Proposal constitute a majority of the votes entitled to be cast, a broker non-vote will not have any effect on the Listing Proposal since its approval requires the support of only a majority of the votes cast.

Quorum

     If a majority of our outstanding common units on the record date is present in person or by proxy at the special meeting, that majority will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your common units will be counted as present at the special meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card.

     Proxies received but marked as abstentions and broker non-votes will be included in the number of common units considered to be present at the special meeting.

Revocation of Proxies

     Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Heritage Holdings either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the special meeting in person and so request. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy.

Solicitation

     The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by our partnership. In addition to the use of the mails, proxies may be solicited by employees of the general partner, without additional remuneration, in person or by telephone, telegraph or facsimile transmission. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Innisfree M&A Incorporated to aid in the solicitation of proxies. We will pay to third parties a total of approximately $15,000, plus out of pocket expenses, for all of these services. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

Adjournment

     The special meeting may be adjourned to another date and/or place for any proper purposes (including, without limitation, for the purpose of soliciting additional proxies).

No Unitholder Proposals

     Your common units do not entitle you to make proposals at the special meeting. Under our partnership agreement, only our general partner can make a proposal at the meeting. Our partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the partnership. Doing so would jeopardize the limited partners’ limited liability under the Delaware Act or the law of any other state in which we are qualified to do business.

Dissenter’s Rights

     We were formed under the laws of the State of Delaware. Under those laws, dissenters’ rights are not available to our common unitholders with respect to the matters to be voted on at the special meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED ____________ ___, 2004. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF

THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

     THIS PROXY STATEMENT INCORPORATES BY REFERENCE CERTAIN DOCUMENTS CONCERNING ENERGY TRANSFER PARTNERS, L.P. THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. ENERGY TRANSFER PARTNERS, L.P. UNDERTAKES TO PROVIDE COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE), WITHOUT CHARGE AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF COMMON UNITS, TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO ENERGY TRANSFER PARTNERS, L.P., 8801 S. YALE AVENUE, SUITE 310, TULSA, OKLAHOMA 74137, ATTENTION: SECRETARY, (918) 492-7272. IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY ____________ ___, 2004.

FORWARD-LOOKING STATEMENTS

     This proxy statement contains statements that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In general, any statement other than a statement of historical fact is a forward looking statement. These statements appear in a number of places in this proxy statement and include statements regarding our plans, beliefs, estimates, projections and expectations. Actual results may differ materially from any results anticipated, projected, forecasted, estimated or expressed in forward-looking statements since many of the factors that determine these results are subject to uncertainties and risks, difficult to predict, and beyond management’s control. Such factors include, among others:

•	the general economic conditions in the United States of America as well as the general economic conditions and currencies in foreign countries;

•	the amount of natural gas transported on Energy Transfer’s pipelines and gathering systems;

•	the level and throughput in Energy Transfer’s natural gas processing and treating facilities;

•	the fees Energy Transfer charges and the margins realized for its services;

•	the prices and market demand for, and the relationship between, natural gas and NGLs;

•	energy prices generally;

•	the price of propane to the consumer compared to the price of alternative and competing fuels;

•	the general level of petroleum product demand and the availability and price of propane supplies;

•	the level of domestic oil and natural gas production;

•	the availability of imported oil and natural gas;

•	the ability to obtain adequate supplies of propane for retail sale in the event of an interruption in supply or transportation and the availability of capacity to transport propane to market areas;

•	actions taken by foreign oil and gas producing nations;

•	the political and economic stability of petroleum producing nations;

•	the effect of weather conditions on demand for oil, natural gas and propane;

•	the weather in our operating areas;

•	availability of local, intrastate and interstate transportation systems;

•	the continued ability to find and contract for new sources of natural gas supply;

•	availability and marketing of competitive fuels;

•	the impact of energy conservation efforts;

•	energy efficiencies and technological trends;

•	the extent of governmental regulation and taxation;

•	hazards or operating risks incidental to the transporting, treating and processing of natural gas and NGLs or to the transporting, storing and distributing of propane that may not be fully covered by insurance;

•	the maturity of the propane industry and competition from other propane distributors;

•	competition from other midstream companies;

•	loss of key personnel;

•	loss of key natural gas producers or the providers of fractionation services;

•	reductions in the capacity or allocations of third party pipelines that connect with Energy Transfer’s pipelines and facilities;

•	the effectiveness of risk-management policies and procedures and the ability of Energy Transfer’s liquids marketing counterparties to satisfy their financial commitments and the nonpayment or nonperformance by its customers;

•	the availability and cost of capital and Energy Transfer’s ability to access certain capital sources;

•	changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations;

•	the costs and effects of legal and administrative proceedings;

•	the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to the Partnership’s financial results; and

•	risks associated with the construction of new pipelines and treating and processing facilities or additions to Energy Transfer’s existing pipelines and facilities.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. (Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.) You may also read and copy any of these documents at either of the following Regional Offices of the Commission: New York Regional Office, 233 Broadway, New York, New York 10279 and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings also are available to the public at the Commission’s web site at http://www.sec.gov. Our common units are listed on the New York Stock Exchange. Reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may also request a copy of our filings by contacting our Secretary, c/o Energy Transfer Partners, L.P., 8801 S. Yale Avenue, Suite 310, Tulsa, Oklahoma 74137. Our filings are also available on our website at www.energytransfer.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Energy Transfer Partners, L.P. with the Securities and Exchange Commission pursuant to the Exchange Act are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended August 31, 2003;

(b)	The description of the common units in our registration statement on Form 8-A (File No. 1-11727) filed pursuant to the Securities Exchange Act of 1934 on May 14, 1996 and any amendments or reports filed to update the description;

     All documents filed by Energy Transfer Partners, L.P. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the date of the special meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Annex A

ENERGY TRANSFER PARTNERS, L.P.
2004 UNIT PLAN

     U.S. Propane, L.L.C., a Delaware limited liability company (the “Company”), the general partner of U.S. Propane, L.P., a Delaware limited partnership (the “General Partner”), as the general partner of Energy Transfer Partners, L.P. (the “Partnership”), established this Energy Transfer Partners, L.P. 2004 Unit Plan (the “Plan”), approved by the Board of Directors of the Company, and effective as of the date on which the Plan is approved by the holders of a majority of the Units entitled to vote on such approval.

     1. Purpose. The purpose of the Plan is to promote the interests of the General Partners and the Partnership by encouraging key officers and employees of the Partnership and its Subsidiaries, and the Director Participants of the Company and their successors to acquire or increase their ownership of limited partnership interests (“Units”) in the Partnership and to provide a means whereby such individuals may develop a sense of proprietorship and personal involvement in the development and financial success of the Partnership, and to encourage them to devote their best efforts to the business of the Partnership, thereby advancing the interests of the Partnership and encouraging them to maximize the Partnership’s value and ability to pay distributions to holders of its Common Units.

     2. Definitions. As used in this Plan:

     (a) “Affiliate” means any person that directly or indirectly controls, is controlled by, or is under common control with the person in question. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause a direction of the management and policies of a person whether through ownership of voting securities, by contract or otherwise. When used with reference to any individual, the term “Affiliate” shall also mean any person that is a relative (within the second degree consanguinity) or spouse of such individual or is a guardian of such individual or such spouse or is a trust or estate in which such individual owns a 5% or greater beneficial interest or of which such individual serves as trustee, executor or in any similar capacity.

     (b) “Annual Director’s Grant” means the annual grant of an Award of Units to a Director Participant as set forth in Section 5(b) hereof.

     (c) “Award” means a notional grant or other right granted under the Plan, which upon vesting in accordance with the terms set forth for such Award, entitles the participants to receive Units or the Fair Market Value of such Units in cash, Options or Unit Appreciation Rights, as determined by the Committee.

     (d) “Board” means the Board of Managers and Directors of the Company, as the general partner of the General Partner of the Partnership.

     (e) “Change in Control” means any of:

     (i) the date on which the General Partner ceases to be the general partner of the Partnership; or

     (ii) the date that the Parent ceases to own, directly or indirectly through wholly-owned subsidiaries, in the aggregate of at least 51% of the capital stock or equity interests of the General Partner, other than in a public offering; or

     (iii) the date on which the Owners of the Parent as of the effective date of this Plan cease to own, directly or indirectly through wholly-owned subsidiaries, in the aggregate of at least 51% of the capital stock or equity interests of the Parent; or

     (iv) the sale of all or substantially all of the assets of the Partnership (other than to any Affiliate of the Parent); or

     (v) a liquidation or dissolution of the Partnership.

     (f) “Committee” means the Compensation Committee of the Board of Directors of the Company, in its capacity as the general partner of the General Partner of the Partnership.

     (g) “Common Units” mean the common units representing limited partnership interests of the Partnership.

     (h) “Company” means U.S. Propane, L.L.C., the general partners of the General Partner.

     (i) “Date of Grant” means (i) with respect to a grant of an Award to an Employee, the date specified by the Committee on which such grant is effective, and (ii) with respect to a grant of an Award to a Director Participant, the automatic date of grant as provided in Section 5.

     (j) “Director Participant” means a manager and director of the Company, the general partner of the General Partner, or other similar manager of the governing body of the General Partner who is not also (i) a shareholder or a direct or indirect employee of any Parent, or (ii) a direct or indirect employee of the Company, the Partnership, or a Subsidiary.

     (k) “Disability” means an illness or injury that lasts at least 6 months, is expected to be permanent and renders the Participant unable to carry out his or her duties to the Company and the Partnership, or any of their Subsidiaries.

     (l) “Effective Date” means the date on which the Plan is approved by a majority of the holders of Units entitled to vote for such approval.

     (m) “Employee” means any individual who is an officer or employee of the Company, the Partnership, or a Subsidiary of any such entity, rendering his or her primary service to the Partnership.

     (n) “Executive Officer” means any individual who is an officer of the Company or has been designated by the Board as an executive officer of the Partnership.

     (o) “Fair Market Value” means the fair market value of property (including, without limitation, any Units or other securities) as determined by such methods or procedures as shall be established from time to time by the Committee.

     (p) “General Partner” means U.S. Propane, L.P., the general partner of Energy Transfer Partners, L.P.

     (q) “Initial Director’s Grant” means the grant of an Award of up to 2,000 Units, made at the time such Director Participant is first elected or appointed to the Board, as set forth in Section 5(a) hereof.

     (r) “Option” means an option to purchase units granted under the Plan.

     (s) “Owners of the Parent” means Ray C. Davis, Kelcy L. Warren, Natural Gas Partners VI, L.P., or any persons or group of persons comprised of members of management, or any combination thereof.

     (t) “Parent” means LaGrange Energy, L.P.

     (u) “Participant” means an Employee or Executive Officer who is selected by the Committee to receive an Award and shall also include a Director Participant pursuant to Section 5.

     (v) “Partnership” means Energy Transfer Partners, L.P.

     (w) “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P., as amended from time to time.

     (x) “Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture or is not exercisable by the Participant.

     (y) “Restricted Unit” means a limited partnership interest in the Partnership represented by a Common Unit or other limited partner interest of the Partnership, as set forth in the Partnership Agreement, or any amendment thereto, as the securities of the Partnership, that is not registered pursuant to a registration statement and may be subject to certain restrictions limiting transferability under securities laws.

     (z) “Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission (or any successor rule to the same effect) as in effect from time to time.

     (aa) “Subsidiary” means any entity in which, at the relevant time, the General Partner or Partnership owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by all classes of equity interests issued by such entity.

     (bb) “Unit” means a limited partnership interest in the Partnership represented by a Common Unit or other limited partner interest of the Partnership, as set forth in the Partnership Agreement, or any amendment thereto, as the securities of the Partnership.

     (cc) “Unit Appreciation Right” or “UAR” means the right to receive a payment, in cash or in Units, equal to the excess of the Fair Market Value or other specified valuation of a specified number of Units on the date the unit appreciation right is exercised over a specified strike price, all as determined by the Committee.

     3. Units Available Under Plan. The maximum number of Common Units that may be granted under this Plan is 900,000 net Units issued. Any Awards that are forfeited or which expire for any reason, or any Units which are not used in the settlement of an Award will again be available for grant under the Plan.

     (a) Units to be delivered upon the vesting of Awards granted under the Plan may be: (i) Units acquired by the Company in the open market, (ii) Units already owned by the Company or General Partner, (iii) Units acquired by the Company or General Partner directly from the Partnership, or any other person, (iv) Units that are registered under a registration statement for this Plan, (v) Restricted Units, or (vi) any combination of the foregoing.

     (b) In the event that the Committee determines that any distribution (whether in the form of cash, Units, other securities or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number.

     (c) Any Award under Sections 4 and 6 of this Plan that is awarded or will vest based upon the achievement of performance objectives is intended to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. If any provision of this Plan or any Award does not comply or is inconsistent with the requirement of Section 162(m), such provision shall be deemed to confer upon the Committee the discretion to increase the amount of compensation otherwise payable in connection with the settlement of any Award upon the attainment of the performance objectives.

     4. Employee Grants. The Committee, in its discretion, may from time to time grant Awards to any Employee, upon such terms and conditions as it may determine appropriate and in accordance with the following general guidelines:

     (a) Each Award will specify the number of Units to which it pertains.

     (b) Each grant of an Award will specify the terms and conditions for the Participant to become vested in such Units. Unless earlier terminated, the rights to acquire the Units awarded will vest (i) over a period of five years from the Date of Grant at such times and in such amounts as the Committee shall determine; (ii) the date of the Participant’s death or Disability, or (iii) on such terms as the Committee may establish which may include the achievement of performance objectives.

     (c) The Committee may, in its discretion, designate any Award the exercisability or settlement of which is subject to the achievement of performance conditions as a performance-based Award subject to this Section 4, in order to qualify such Award as “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code and regulations thereunder. The performance objectives for an Award under this Section 4 shall consist of one or more business criteria, as specified by the Committee. Performance objectives shall be objective and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code. The levels of performance required with respect to such business criteria may be expressed in absolute or relative levels. Achievement of performance objectives with respect to such Awards shall be measured over a period of not less than one (1) year nor more than five (5) years, as the Committee may specify. Performance objectives may differ for such Awards to different Participants. The Committee shall specify the weighting to be given to each performance objective for purposes of determining the final amount payable with respect to the settlement of any such Award. All determinations by the Committee as to the achievement of performance objectives shall be in writing. The Committee may not delegate any responsibility with respect to an Award subject to this Section 4.

     (d) The Committee may, in its discretion, terminate or revoke an Award to any Employee that voluntarily terminates employment or who enters into competition with the Company or the Partnership after termination of employment.

     (e) Each grant of an Award will be evidenced by a written notification executed on behalf of the Company by the Chief Executive Officer or the Chairman of the Compensation Committee of the Board and delivered to and accepted by the Participant, and shall contain such terms and provisions, consistent with this Plan, as the Committee may approve with respect to such Award, including provisions relating to the earlier vesting of the Units upon a Change in Control.

     (f) Notwithstanding any of the foregoing, all outstanding Awards shall fully vest into Units upon any Change in Control.

     5. Director Grants

     (a) Each Director Participant who is elected or appointed to the Board for the first time after the Plan’s effective date and each Director Participant on the date of the Plan’s effective date who has not previously received an Initial Director’s Grant shall automatically receive, on the date of his or her election or appointment, an Award of up to 2,000 Units (the “Initial Director’s Grant”).

     (b) Commencing on September 1, 2004, and each September 1 thereafter that this Plan is in effect, each Director Participant who is in office on such September 1, shall automatically receive an Award of Units equal to $15,000 divided by the Fair Market Value of a Common Unit on such date, rounded up to the nearest increment of ten Units (the “Annual Director’s Grant”).

     (c) Each grant of an Award to a Director Participant will vest at the rate of 20% per year, beginning on the first anniversary of the date of the Award; provided, however, notwithstanding the foregoing, (i) all Awards to a Director Participant shall become fully vested upon a Change in Control, unless voluntarily waived by such Director Participant, and (ii) all Awards which have not yet vested on the date a Director Participant ceases to be a director shall vest on such terms as may be determined by the Committee.

     (d) In the event that the number of Units available to be awarded under this Plan is insufficient to make all automatic grants to Director Participants as provided for in this Section 5 on the applicable date, all Director Participants who are entitled to receive a grant of an Award on such date shall share ratably in the number of Units then available for award under this Plan and thereafter shall have no right to receive any additional grants under this Section 5.

     (e) Grants made pursuant to this Section 5 shall be subject to all of the terms and conditions of this Plan; however, if there is a conflict between the terms and conditions of this Section 5 and the terms and conditions of any other provision hereof, then the terms and conditions of this Section 5 shall control. The Committee may not exercise any discretion with respect to this Section 5 which would be inconsistent with the intent that this Plan meets the requirements of Rule 16b-3.

     6. Long-Term Incentive Grants. The Committee may, from time to time, grant Awards under this Section 6 to any Executive Officer or any Employee it may designate as a Participant in accordance with the following general guidelines:

     (a) An Award under this Section 6 shall consist of one or more of the following: (i) Options to purchase a specified number of Units at a specified exercise price, and shall be clearly designated in the Award as either an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code, or a “non-qualifying stock option” that is not intended to qualify as an incentive stock option under Section 422; (ii) Unit Appreciation Rights that specify the terms of the Fair Market Value of the Award on the date the stock appreciation right is exercised and the strike price; (iii) Units; or (iv) any combination hereof.

     (b) The performance objectives for an Award under this Section 6 shall consist of one or more business criteria, as specified by the Committee and is intended to qualify such Award as “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. Performance objectives shall be objective and expressed in absolute or relative levels, and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code. The periods for achievement of performance objectives shall be specified by the Committee within the Award. Performance objectives may differ for such Awards to different Participants. The Committee shall specify the weighting to be given to each performance objective for purposes of determining the final amount payable with respect to the settlement of any Award. All determinations by the Committee as to an Award or the achievement of performance objectives shall be in writing. The Committee may not delegate any responsibility with respect to an Award subject to this Section 6.

     (c) The Committee shall have the authority to determine the Executive Officer or Employee to whom Options or UARs shall be granted, the number of Units to be covered by each Option or UAR, the exercise price therefore, the Restricted Period, and the conditions and limitations applicable to the exercise of the Option or UAR, that are not inconsistent with the provisions of the Plan.

     (d) The exercise price per Unit purchasable under an Option or UAR shall be determined by the Committee at the time the Option or UAR is granted, and may be more or less than the Fair Market Value as of the date of the grant.

     (e) The Committee shall determine the Restricted Period and the method or methods by which payment of the exercise price may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Committee, a “cashless-broker” exercise through procedures approved by the Committee, or any combination thereof.

     (f) Any Option or UAR granted hereunder shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution within the time periods specified by the Committee in the Award granting such Option or UAR.

     (g) The Committee shall have the authority to determine the Awards which may be granted to an Executive Officer or Employee, including the number of Units for such Award, the target or performance criteria for such award, the Restricted Period, and the conditions and limitations applicable to the receipt of Units issued pursuant to the attainment of such target or performance levels, that are not inconsistent with the provisions of the Plan.

     (h) An Award to an Executive Officer or Employee under Section 6 hereof may be terminated or revoked as to any Executive Officer or Employee who voluntarily terminates employment or who enters into competition with the Company or the Partnership after termination of employment, as determined by the Committee.

     (i) Each grant of an Award pursuant to these Long-Term Incentive Grants will be evidenced by a written notification executed on behalf of the Company by the Chief Executive Officer or the Chairman of the Compensation Committee of the Board and delivered to and accepted by the Participant, and shall contain such terms and provisions, consistent with this Plan, as the Committee may approve with respect to such Award, including provisions relating to the earlier vesting of the Units upon a Change in Control.

     (j) Notwithstanding any of the foregoing, all outstanding Awards made pursuant to a Long-Term Incentive Grant, shall fully vest into Units and all Options or UARs previously granted shall be required to be exercised upon any Change in Control.

     7. Transferability and Forfeiture. No Awards granted under this Plan shall be transferable by a Participant other than (i) by will or the laws of descent and distributions; or (ii) to a trust for the benefit of such Participant or their immediate family. Except as otherwise provided by the Committee in the terms of the Award, upon termination of a Participant’s employment during the applicable Restricted Period, all Awards that have not yet vested shall be forfeited by the Participant; provided, however, that if the reason for the termination is the Participant’s death or Disability, all Awards shall vest automatically and all unexercised Options and UARs shall expire automatically if not exercised by the Participant or the person entitled to exercise such Option or UAR within the time periods designated by the Committee in the applicable Award. The Committee may, in its discretion, waive in whole or in part any forfeiture.

     8. Adjustments. In the event that (i) any change is made to the Units deliverable under the Plan, or (ii) the Partnership makes any distribution of cash, Units or other property to Unitholders which results from the sale or disposition of a major asset or separate operating division of the Partnership or any other extraordinary event, and, in the judgment of the Committee, such change or distribution would significantly dilute the value of any Units awarded to the Participants hereunder, then the Committee may make appropriate adjustments in the maximum number of Units deliverable pursuant to an Award under the Plan and may make appropriate adjustments. The adjustments determined by the Committee shall be final, binding and conclusive.

     9. No Fractional Units. The Company will not be required to deliver any fractional Units pursuant to this Plan. The Committee, in its discretion, may provide for the elimination of fractions or for the settlement of fractions in cash.

     10. Cash Payments. The Committee shall have the authority to determine whether an Employee or an Executive Officer receives Units or an amount in cash that is equal to the Fair Market Value of such Units to which the Participant is entitled at the time such Award is made to an Employee or Executive Officer or at the time an Award granted to an Employee or Executive Officer vests.

     11. Withholding of Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any grant or payment made to a Participant or any other person under this Plan, or is requested by a Participant to withhold additional amount with respect to such taxes, it will be a condition to the receipt of such payment that the Participant or such other person make arrangements satisfactory to the Company for the payment of balance of such taxes required or requested to be withheld. In addition, a Participant may relinquish their right to a portion of the Units to which they are entitled in connection with an Award under the Plan as payment for such taxes. In the event a Participant chooses to relinquish a portion of the Units to which such person is entitled to be issued upon the vesting of an Award, the Company shall pay to the Participant the value of such Units, not exceeding the value of the taxes for which the relinquishment was made, and any Units relinquished shall be available for future issuance under the Plan by the Company.

     12. Rule 16b-3. It is intended that the Plan and any Award granted to a person subject to Section 16 of the Securities and Exchange Act of 1934 meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such grant would disqualify the Plan or such grant under, or would otherwise not comply with Rule 16b-3, such provision or grant shall be construed or deemed amended to conform to Rules 16b-3.

     13. Investment Representation. Unless the Units subject to the Awards granted under the Plan have been registered under the Securities Act of 1933, as amended (the “1933 Act”), and, in the case of any Participant who may be deemed an affiliate (for securities law purposes) of the Company, the General Partner, or the Partnership, such Units have been registered under the 1933 Act for resale by such Participant, (or the Partnership has determined that an exemption from registration is available), the Company may require prior to and as a condition of the delivery of any Units that the person vesting under an Award hereunder furnish the Company with a written representation in a form prescribed by the Committee to the effect that such person is acquiring said Units solely with a view to investment for his or her own account and not with a view to resale or distribute all or any part hereof, and that such person will not dispose of any of such Units otherwise in accordance with the provisions of Rule 144 under the 1933 Act unless and until either the Units are registered under the 1933 Act or the Company is satisfied that an exemption from such registration is available.

     14. Compliance with Securities Laws. Notwithstanding anything herein or in any other agreement to the contrary, the Partnership shall not be obligated to sell or issue any Units to the Company or General Partner under the Plan unless and until the Partnership is satisfied that such sale or issuance complies with (i) all applicable requirements of the securities exchange on which the Units are traded (or the governing body of the principal market in which such Units are traded, if such Units are not then listed on an exchange, (ii) all applicable provisions of the 1933 Act, and (iii) all other laws or regulations by which the Partnership is bound or to which the Partnership is subject. The Company acknowledges that, as the general partner of the General Partner of the Partnership, it is an affiliate of the Partnership under securities laws and it shall comply with such laws and obligations of the Partnership relating thereto as if they were directly applicable to the Company.

     15. Administration of the Plan.

     (a) This Plan will be administered by the Compensation Committee of the Board of Directors, which at all times will consist entirely of not less than three directors appointed by the Board, each of whom will be a “disinterested person” within the meaning of Rule 16b-3. A majority of the Committee will constitute a quorum, and the action of the members the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Committee.

     (b) Subject to the terms of the Plan and applicable law, the Committee shall have the sole power, authority and discretion to: (i) designate the Employees or Executive Officers who are to be Participants; (ii) determine the number of Awards to be granted to an Employee or Executive Officer; (iii) determine the terms and conditions of any grant of an Award to be granted to an Employee or Executive Officer; (iv) interpret, construe and administer the Plan and any instrument or agreement relating to Awards granted under the Plan; (v) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (vi) make a determination as to the right of any person to receive payment of (or with respect to) Units; and (vii) make any other determinations and take any other actions that the Committee deems necessary or desirable for the administration of the Plan.

   (c) The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any grant of an Award under the Plan, in the manner and to the extent it shall deem desirable in the establishment or administration of the Plan.

     16. Amendments, Terminations, Etc.

     (a) This Plan may be amended from time to time by the Board; provided however, that no amendment will be made without the approval of a majority of the Unitholders (i) if such amendment would require Unitholder approval under the rules and regulations of the New York Stock Exchange or the Securities and Exchange Commission; (ii) that would extend the maximum period during which an Award may be granted under the Plan; (iii) materially increase the cost of the Plan to the Partnership; or (iv) result in this Plan no longer satisfying the requirements of Rule 16b-3. Further, the provisions of Section 5 may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     (b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company, the General Partner or the Partnership, or any Subsidiary, nor will it interfere in any way with any right the Company, the General Partner, the Partnership, or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

     (c) This Plan shall terminate no later than the 10th anniversary of its original effective date.

     17. Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable Federal law, and to the extent not preempted thereby, with the laws of the State of Delaware.

PROXY
ENERGY TRANSFER PARTNERS, L.P.
SPECIAL MEETING — ___________ ___, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
U.S. PROPANE, L.L.C.

     The undersigned, whose signature appears on the reverse, hereby appoints ________________ and ________________ or each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the common units of Energy Transfer Partners, L.P. which the undersigned would be entitled to vote if personally present at the special meeting to be held on ____________ ___, 2004 and at any and all adjournments thereof, on all matters that may properly come before the special meeting.

     Your common units will be voted as directed on this card. If this card is signed and no direction is given for any item, it will be voted in favor of all items.

     Please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

     If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:

     YOUR VOTE IS IMPORTANT. BY RETURNING YOUR PROXY PROMPTLY, YOU CAN AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS AND HELP ENERGY TRANSFER PARTNERS, L.P. AVOID ADDITIONAL EXPENSES.

(Continued and to be signed on reverse side)

SEE REVERSE SIDE

DETACH HERE

[X]

PLEASE MARK VOTES
AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS OF HERITAGE HOLDINGS, INC., OUR GENERAL PARTNER, UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1.	A proposal to approve (a) a change in the terms of our class D units to provide that each class D unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion.

[ ]	[ ]	[ ]
FOR	AGAINST	ABSTAIN

2.	A proposal to approve (a) a change in the terms of our special units to provide that each special unit is convertible into one of our common units upon the Bossier Pipeline becoming commercially operational and (b) the issuance of additional common units upon the Bossier Pipeline becoming commercially operational.

[ ]	[ ]	[ ]
FOR	AGAINST	ABSTAIN

3.	A proposal to approve the terms of our 2004 Unit Plan, which provides for awards of our common units or other rights to employees, officers and directors (the “Unit Plan Proposal”).

[ ]	[ ]	[ ]
FOR	AGAINST	ABSTAIN

MARK HERE FOR COMMENTS OR ADDRESS CHANGE AND NOTE ON REVERSE SIDE [   ]

NOTE: Your signature should conform with your name as printed above. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature: _________________________________    Date: _____________    Signature: _________________________________
Date: _____________